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Exhibit 8.1

May 19, 2023

Granite Ridge Resources, Inc.

5217 McKinney Avenue | Suite 400

Dallas, Texas 75205

Re: Granite Ridge Resources, Inc. Registration Statement on Form S-4

To the addressee set forth above:

We have acted as special tax counsel to Granite Ridge Resources, Inc., a Delaware corporation (the “Company”), in connection with (i) the Company’s offer to exchange (the “Exchange Offer”) any and all of the Company’s outstanding warrants (the “Warrants”) to purchase shares of  common stock, par value $0.0001 per share (“Common Stock”), of the Company for 0.250 shares of Common Stock per Warrant and (ii) the solicitation of consents (the “Consent Solicitation”) from the holders of all outstanding Warrants to amend the Warrant Agreement, dated September 15, 2020, as amended on March 24, 2021, by and between Executive Network Partnering Corporation, a Delaware corporation (“ENPC”), and Continental Stock Transfer & Trust Company, a New York corporation (“Continental”), as amended and as assigned to and assumed by the Company pursuant to the Assignment, Assumption and Amendment Agreement, dated as of October 24, 2022 by and among the Company, ENPC and Continental (as so amended, assigned and assumed, the “Granite Ridge Warrant Agreement”)which governs all of the Warrants, to permit the Company to require that each Warrant that is outstanding upon the closing of the Exchange Offer be converted into 0.225 shares of Common Stock. The Exchange Offer and Consent Solicitation are being made pursuant to a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on May 19 2023 (the “Registration Statement”). References in this opinion to the Registration Statement include the preliminary prospectus/offer to exchange forming a part of the Registration Statement (the “Preliminary Prospectus”).

The facts, as we understand them, and upon which with your permission we rely in rendering the opinion herein, are set forth in the Preliminary Prospectus. In addition, in our capacity as special tax counsel, we have made such legal and factual examinations and inquiries as we have deemed necessary or appropriate. In our examination, we have assumed the accuracy of all information provided to us.

Based on such facts and subject to the qualifications, assumptions and limitations set forth herein and in the Preliminary Prospectus, we hereby confirm that the statements in the Preliminary Prospectus under the caption “Material U.S. Federal Income Tax Consequences,” insofar as such statements purport to constitute summaries of United States federal income tax law and regulations or legal conclusions with respect thereto, constitute accurate summaries of the matters described therein in all material respects.

No opinion is expressed as to any matter not discussed herein.

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Granite Ridge Resources, Inc.

We are opining herein as to the effect on the subject transaction only of the federal income tax laws of the United States, and we express no opinion with respect to the applicability thereto, or the effect thereon, of other federal laws, the laws of any state or any other jurisdiction, or as to any matters of municipal law or the laws of any local agencies within any state.

This opinion is rendered to you as of the date of this letter, and we undertake no obligation to update this opinion subsequent to the date hereof. This opinion is based on current provisions of the Internal Revenue Code of 1986, as amended, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters. Our opinion is not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service will not assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not affect the conclusions stated in this opinion. Any variation or difference in the facts from those set forth in the Preliminary Prospectus or any other documents we reviewed or information we received in connection with the transactions referenced in the first paragraph may affect the conclusions stated herein.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Preliminary Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

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Sincerely yours,

/s/ Holland & Knight LLP

HOLLAND & KNIGHT LLP